Exhibit 99.1

Eversource Energy Reports First Quarter 2017 Results

(HARTFORD, Conn. and BOSTON, Mass. – May 3, 2017)  Eversource Energy (NYSE: ES) today reported first quarter 2017 earnings of $259.5 million, or $0.82 per share, compared with earnings of $244.2 million, or $0.77 per share, in the first quarter of 2016.

Also today, the Eversource Energy Board of Trustees declared a regular quarterly dividend of $0.475 per share, payable June 30, 2017 to shareholders of record as of May 31, 2017.  Additionally, the company today reaffirmed its 2017 earnings per share (EPS) guidance of $3.05 to $3.20 and its projected 5 to 7 percent long-term EPS growth rate.

“We continue to invest significantly to provide a high level of service to our customers, as well as help our region meet its important energy and environmental policy goals,” said Jim Judge, Eversource Energy chairman, president and chief executive officer.

Electric Transmission

Eversource Energy’s transmission segment earned $94.2 million in the first quarter of 2017, compared with earnings of $85.7 million in the first quarter of 2016.  Higher transmission earnings were primarily due to Eversource Energy’s additional investment in its electric transmission system.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $114.1 million in the first quarter of 2017, compared with earnings of $108.4 million in the first quarter of 2016.  Improved results primarily reflect higher distribution revenues and lower property tax expense, partially offset by higher storm restoration costs and higher depreciation expense.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $50.8 million in the first quarter of 2017, compared with earnings of $50.9 million in the first quarter of 2016.  Stronger sales were offset by higher depreciation, property tax and interest expense.

Parent and other companies

Parent and other companies earned $0.4 million in the first quarter of 2017, compared with a loss of $0.8 million in the first quarter of 2016.

The following table reconciles consolidated earnings per share for the first quarters of 2017 and 2016:

		First Quarter
2016	Reported EPS	$0.77
	Higher transmission earnings in 2017	$0.03
	Higher electric and natural gas revenues in 2017	$0.02
2017	Reported EPS	$0.82

Financial results for the first quarters of 2017 and 2016 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2017	March 31, 2016	Increase/ (Decrease)	2017 EPS [1]
Electric Distribution/Generation	$114.1	$108.4	$5.7	$0.36
Electric Transmission	$94.2	$85.7	$8.5	$0.30
Natural Gas Distribution	$50.8	$50.9	($0.1)	$0.16
Parent and Other Companies	$0.4	($0.8)	$1.2	---
Reported Earnings	$259.5	$244.2	$15.3	$0.82

Retail sales data:

	March 31, 2017	March 31, 2016	% Change
Electric Distribution
Gwh for three months ended
Traditional	6,971	6,994	(0.3%)
Decoupled	6,201	6,225	(0.4%)
Total Electric Distribution	13,172	13,219	(0.4%)

Natural Gas Distribution
Firm volumes in mmcf for three months ended
Traditional	18,905	17,985	5.1%
Decoupled and Special Contracts	22,241	21,363	4.1%
Total Natural Gas Distribution	41,146	39,348	4.6%

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.7 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on May 4, 2017, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our first quarter 2017 and 2016 results.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances;  actions or inaction of local, state and federal regulatory, public policy and taxing bodies; changes in business conditions, which could include disruptive technology related to Eversource’s current or future business model; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

###